Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results For The Fourth

Quarter And Fiscal Year Ended December 28, 2003, Increases

Guidance for First Quarter and Full Year 2004.

Greenwood Village, CO — (BUSINESS WIRE) – February 26, 2004 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today reported revenues and earnings for the twelve weeks and fifty-two weeks ended December 28, 2003 and updated its earnings forecast for the first quarter of fiscal 2004 and full year 2004.

Financial and Operational Highlights:

Highlights for the fourth quarter of 2003 compared to the same quarter last year were as follows:

•	Total Company revenues increased 23.2% to $80.8 million

•	Company-owned comparable restaurant sales grew 5.3%

•	Restaurant-level operating profit increased 12.5% to $15.0 million

•	Income from operations increased 53.9% to $7.0 million

•	Diluted earnings per share increased 51.0% to $0.27

Highlights for the fiscal year ended December 28, 2003 compared to the fiscal year ended December 29, 2002 were as follows:

•	Total Company revenues increased 19.8% to $328.6 million

•	Company-owned comparable restaurant sales grew 4.1%

•	Restaurant-level operating profit increased 17.8% to $61.1 million

•	Income from operations increased 20.4% to $26.7 million

•	Diluted earnings per share increased 55.9% to $1.02

“We finished 2003 on a strong note with company-owned comparable restaurant sales increasing 5.3% in the fourth quarter, for a 4.1% improvement for the full year. Importantly, the majority of our comparable restaurant sales growth continues to come from guest count improvements, which we believe reflects Red Robin’s special appeal to our target market of women, teens and tweens. In addition, we were able to effectively manage cost pressures throughout the year while we aggressively pursued our company-owned and franchise restaurant growth plan. Our success in 2003 would not have been possible without the incredible contributions from the entire Red Robin team,” said Mike Snyder, Chairman, Chief Executive Officer and President.

During the fourth quarter, Red Robin opened five new company-owned restaurants, bringing its total openings for the year to 18. Four new franchisee restaurants opened in the fourth quarter, increasing the full year franchise openings to ten. As of the end the year, there were 115 company-owned and 103 franchised Red Robin restaurants.

Comparable restaurant sales increased 5.3% for company-owned restaurants in the fourth quarter of 2003, marking the 28th consecutive quarter that Red Robin has reported increased comparable sales for company-owned restaurants. Comparable sales for U.S. franchisees increased 3.5%, while comparable sales at Canadian franchise restaurants were unchanged. Effective at the beginning of 2003, the Company changed its method of calculating comparable restaurant sales (see Schedule 1 to this earnings release for a description of the change). Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles. Schedule 2 to this earnings release reconciles restaurant-level operating profit to income from operations and net income.

Total Company revenues, which includes company-owned restaurant sales, as well as franchise royalties and fees, increased by 23.2%, to $80.8 million in the fourth quarter, compared to $65.6 million in the prior year period. Average weekly sales for comparable company-owned restaurants were $58,512 for the fourth quarter compared to $55,571 the same quarter last year.

The Company’s franchise royalties and fees increased $471,000, or 25.0%, in the fourth quarter, compared to the same period last year. This increase was primarily a result of royalties attributable to the ten new franchise restaurants opened during 2003. For the fourth quarter, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 3.5%, to $45.1 million, compared to $43.6 million in the prior year period. Average weekly sales for Red Robin’s comparable franchise restaurants were $52,208 in the U.S. versus $50,439 for the same period last year, and $36,095 in Canada versus $36,097 for the same period last year. The Canadian results are in Canadian dollars.

Net income for the fourth quarter of 2003 was $4.2 million, or $0.27 per diluted share, as compared to pro forma net income of $3.6 million, or $0.24 per pro forma diluted share, in the prior year period. Actual net income for the fourth quarter of 2002 was $2.7 million, or $0.18 per diluted share. Schedule 3 to this earnings release reconciles actual fourth quarter 2002 net income and diluted net income per share to the pro forma figures used for comparison purposes.

In November 2003, the Company completed a secondary offering of 3,458,673 shares of common stock, of which it sold 750,000 shares, at a price of $26.50 per share. The remaining 2,708,673 shares were offered by selling stockholders. The Company received net proceeds of approximately $18.0 million from the offering, which were used to pay indebtedness under its revolving credit agreement. On December 4, 2003, the underwriters exercised their over-allotment option for an additional 518,801 shares offered by selling stockholders. The Company received no proceeds from the over-allotment exercise.

Outlook

For the first quarter and sixteen weeks ending April 18, 2004, the Company expects total revenues of approximately $112 to $115 million and net income of approximately $0.27 to $0.28 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 5% to 7%, the opening of seven new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs. The Company previously reported that it expected revenues for first quarter 2004 to be approximately $108 to $112 million and net income to be approximately $0.25 to $0.26 per diluted share.

For fiscal 2004, the Company expects revenues of approximately $395 to $400 million and net income of $1.17 to $1.19 per diluted share. This estimate assumes a comparable restaurant sales increase of 3.5% to 4.5%, the addition of 20 to 22 new corporate restaurants and 15 to 17 new franchise restaurants during fiscal 2004. The Company previously reported that it expected revenues for full fiscal year 2004 to be approximately $390 to $395 million and net income to be approximately $1.15 to $1.17 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its financial results on Thursday, February 26, 2004, at 5:00 p.m. ET. The conference call number is (877) 691-0878 and the Company will broadcast its conference call over the Internet. To access the broadcast, please visit http://irpage.com/rrgb/, or the Company’s website at www.redrobin.com and select the “Investor” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the Company’s website at http://irpage.com/rrgb/ for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit http://irpage.com/rrgb/. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including, salads, soups, appetizers, entrees, desserts and its signature Mad Mixology® specialty beverages. There are more than 200 Red Robin locations across the United States and Canada, which includes both company-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy/Tom Ryan

Integrated Corporate Relations

203-222-9013

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Twelve Weeks Ended		Year Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
	(Unaudited)		(Unaudited)
Revenues:
Restaurant	$78,410	$63,640	$318,878	$265,518
Franchise royalties and fees	2,353	1,882	9,320	8,565
Rent revenue	40	45	409	327

Total revenues	80,803	65,567	328,607	274,410

Costs and Expenses:
Restaurant operating costs:
Cost of sales	18,720	14,394	75,172	61,084
Labor	27,755	21,972	112,872	94,030
Operating	11,723	9,841	48,085	40,428
Occupancy	5,261	4,140	21,637	18,095
Restaurant closures and impairment	—	1,133	—	1,133
Depreciation and amortization	4,016	3,466	16,126	12,883
General and administrative	4,872	5,178	22,022	20,260
Franchise development	668	601	2,848	3,256
Pre-opening costs	751	270	3,165	1,879
Gain on lease buy-out	—	—	—	(945)
Impairment of real estate held for sale	—	—	—	150

Total costs and expenses	73,766	60,995	301,927	252,253

Income from operations	7,037	4,572	26,680	22,157
Other (Income) Expense:
Interest expense	643	911	2,974	5,769
Interest income	(85)	(193)	(341)	(398)
Loss on extinguishment of debt	1	65	258	4,336
Other	(33)	44	(14)	105

Total other expenses	526	827	2,877	9,812

Income before income taxes	6,511	3,745	23,803	12,345
Provision for income taxes	(2,318)	(1,079)	(8,069)	(4,081)

Net income	$4,193	$2,666	$15,734	$8,264

Net income per share:
Basic	$0.27	$0.18	$1.04	$0.67

Diluted	$0.27	$0.18	$1.02	$0.65

Weighted average shares outstanding:
Basic	15,483	15,004	15,182	12,278

Diluted	15,824	15,195	15,465	12,660

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 28, 2003	December 29, 2002
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,871	$4,797
Accounts receivable, net	1,146	1,642
Inventories	4,357	3,289
Prepaid expenses and other current assets	3,977	3,118
Income tax refund receivable	1,172	155
Deferred tax asset	1,075	1,055
Restricted current assets—marketing funds	959	617

Total current assets	17,557	14,673

Real estate held for sale	—	843
Property and equipment, net	151,061	110,176
Deferred tax asset	4,710	8,141
Goodwill, net	25,720	25,720
Other intangible assets, net	8,118	8,354
Other assets, net	3,047	1,719

Total assets	$210,213	$169,626

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$9,139	$8,343
Accrued payroll and payroll-related liabilities	12,931	7,627
Unredeemed gift certificates	3,997	3,110
Accrued liabilities	6,622	6,336
Accrued liabilities—marketing funds	959	617
Current portion of long-term debt and capital lease obligations	1,422	1,828

Total current liabilities	35,070	27,861

Deferred rent payable	5,296	4,624
Long-term debt and capital lease obligations	36,206	38,152
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock; $.001 par value: 30,000,000 shares authorized; 15,969,723 and 15,108,172 shares issued and outstanding	16	15
Preferred stock, $.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	122,184	103,142
Deferred compensation	(130)	(209)
Receivables from stockholders/officers	(6,432)	(6,252)
Accumulated other comprehensive loss, net of tax	(108)	(84)
Retained earnings	18,111	2,377

Total stockholders’ equity	133,641	98,989

Total liabilities and stockholders’ equity	$210,213	$169,626

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 28, 2003	December 29, 2002
	(unaudited)
Cash Flows From Operating Activities:
Net income	$15,734	$8,264
Non-cash adjustments to reconcile net income to net cash provided by operating activities	20,403	18,503
Changes in operating assets and liabilities	3,798	2,347

Net cash provided by operating activities	39,935	29,114

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	860	921
Purchases of property and equipment	(54,645)	(39,649)
Acquisition, net of cash acquired	—	(6,296)

Net cash used in investing activities	(53,785)	(45,024)

Cash Flows From Financing Activities:
Borrowings of long-term debt	38,000	18,769
Payments of long-term debt and capital leases	(42,057)	(58,876)
Debt issuance costs	(756)	(1,529)
Proceeds from sales of common stock, net	18,658	43,351
Other	79	—

Net cash provided by financing activities	13,924	1,715

Net increase (decrease) in cash and cash equivalents	$74	$(14,195)
Cash and cash equivalents, beginning of period	4,797	18,992

Cash and cash equivalents, end of period	$4,871	$4,797

Schedule 1

Change in Method of Calculating Comparable Restaurant Sales

As of the beginning of fiscal 2003, the Company changed its method of calculating comparable restaurant sales. Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations. The Company believes its new method of calculating comparable restaurant sales is a more meaningful measure given its accelerated new restaurant unit growth. In addition, the Company believes its new methodology is more in line with industry practice.

In addition, the ten restaurants that the Company acquired from two franchisees during the first quarter of 2002 have been included as comparable restaurants for 2003. Company-owned comparable restaurant sales for the fourth quarter of 2003, excluding these ten acquired restaurants, would have increased 5.6%, over the fourth quarter of 2002.

During the fourth quarter of 2003 the Company had 91 company-owned, 72 U.S. franchise, and 20 Canadian franchise comparable restaurants for a total of 183 total system-wide comparable restaurants.

The following table presents the percentage change in comparable restaurant sales for the past four quarters and full-year fiscal 2003 and 2002, over the comparable prior year period, assuming that the Company’s new method of calculating comparable restaurant sales had been in effect during each of the periods presented, as well as a comparison to the previously reported results under the Company’s old method (unaudited):

Method	2003	Q4-2003	Q3-2003	Q2-2003	Q1-2003	2002
Company-owned
New method	4.1%	5.3%	6.0%	3.6%	2.1%	1.8%
Old method	4.1%	5.1%	6.2%	3.6%	2.1%	1.6%
U.S. Franchise
New method	3.7%	3.5%	5.9%	3.7%	2.1%	0.0%
Old method	3.5%	3.7%	6.4%	3.7%	1.1%	-0.5%
Canada
New method	0.1%	0.0%	0.6%	0.6%	-0.6%	-8.1%
Old method	0.1%	0.0%	0.6%	0.6%	-0.6%	-8.1%

Schedule 2

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate a company’s restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table that follows sets forth the Company’s calculation of restaurant-level operating profit and a reconciliation to income from operations and net income, the most directly comparable GAAP measures.

	Twelve Weeks Ended		Year Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Restaurant revenues	$78,410	$63,640	$318,878	$265,518

Restaurant operating costs:
Cost of sales	18,720	14,394	75,172	61,084
Labor	27,755	21,972	112,872	94,030
Operating	11,723	9,841	48,085	40,428
Occupancy	5,261	4,140	21,637	18,095

Restaurant-level operating profit	14,951	13,293	61,112	51,881

Add – Other Revenues	2,393	1,927	9,729	8,892

Deduct – Other Operating Expenses:
Restaurant closures and impairment	—	1,133	—	1,133
Depreciation and amortization	4,016	3,466	16,126	12,883
General and administrative	4,872	5,178	22,022	20,260
Franchise development	668	601	2,848	3,256
Pre-opening costs	751	270	3,165	1,879
Gain on lease buy-out	—	—	—	(945)
Impairment of real estate held for sale	—	—	—	150

Total Other Operating Expenses	10,307	10,648	44,161	38,616

Income from operations	7,037	4,572	26,680	22,157

Total other expenses	526	827	2,877	9,812
Provision for income taxes	2,318	1,079	8,069	4,081

Total Other	2,844	1,906	10,946	13,893

Net income	$4,193	$2,666	$15,734	$8,264

Schedule 3

Fourth Quarter 2002 Pro Forma Net Income Reconciliation

The Company’s pro forma net income and net income per share for the fourth quarter of 2002, as presented below, were calculated based upon an assumption that the Company’s initial public offering of stock, and concurrent repayment of certain borrowings under its term loan agreement, revolving credit facility and other indebtedness occurred at the beginning of fiscal 2002. A restaurant impairment charge of approximately $1.1 million has also been excluded. The Company believes that pro forma results provide additional information useful in analyzing the underlying business results for fourth quarter 2003, compared to fourth quarter 2002 because of the significance of the non-cash impairment charge on fourth quarter 2002 results. However, pro forma results are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income determined in accordance with GAAP.

The following table provides a reconciliation of actual net income and diluted net income per share for the fourth quarter of 2002, to pro forma net income and pro forma diluted net income per share (unaudited) (in thousands, except per share data):

	Net Income	Diluted Shares Outstanding		Diluted Net Income Per Share
Actual	$2,666	15,195		$0.18

Adjustment to exclude non-recurring charges related to early extinguishment of debt (1)	65
Adjustment to exclude restaurant impairment charge (2)	1,133
Adjustment to provision for income taxes to reflect the impact of pre-tax pro forma adjustments	(260)

Pro forma	$3,604	15,200	(3)	$0.24

(1)	This charge resulted because the Company used proceeds from its initial public offering, together with borrowings under its revolving credit facility, to repay borrowings then outstanding.
(2)	During the fourth quarter we recognized a site-specific impairment charge to fully write down all of the long-lived assets related to one restaurant.
(3)	Pro forma weighted average diluted shares outstanding reflects the estimated impact of the issuance of 4,000,000 shares of the Company’s common stock in its initial public offering, as well as other estimated changes to weighted-average diluted shares outstanding assuming that the initial public offering and related transactions occurred as of the beginning of fiscal year 2002.